Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS AMERICAN COLLEGE OF

GASTROENTEROLOGY UPDATE

XIFAXAN®, COLAZAL®, OSMOPREP™, VISICOL® and MOVIPREP®

Sunday, October 22 Poster Presentation Highlights

RALEIGH, NC, October 23, 2006 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today reported on results of the investigator-initiated and Company-sponsored trials related to the Company’s products presented on Sunday, October 22 at the 71st American College of Gastroenterology Annual Scientific Meeting.

“The past year has been a very exciting time with respect to the ongoing development of our products. The high level of energy and effort dedicated internally to the further investigation of our products has been matched by an impressive level of work conducted by independent researchers across the country,” stated Bill Forbes, Pharm.D., Vice President, Research and Development, and Chief Development Officer, Salix. “Posters reporting the findings of these investigative efforts provide an unprecedented level of exposure for Salix’s products, which cover three therapeutic franchises – bacteria-related disease, inflammatory bowel disease and bowel cleansing — at this year’s ACG Annual Scientific Meeting. Twenty posters are being presented on XIFAXAN®, two on COLAZAL®, seven on OSMOPREP™, two on VISICOL® and one on our recently-approved MOVIPREP®.”

XIFAXAN

Small Intestinal Bacterial Overgrowth

M. Majewski, M.D., University of Kansas Medical Center, Kansas City, KS, et al. investigated the efficacy and tolerability of XIFAXAN in relieving symptoms and normalizing the glucose breath test (GBT) in patients with small intestinal bacterial overgrowth. Twenty patients received XIFAXAN 800 mg/day for four weeks in this open-label study. Symptom score assessment and GBT were performed before and after treatment. Twelve of 14, or 86%, of patients with diarrhea reported greater than 50% symptom improvement, one patient reported improvement between 25-50% and one patient had no response. One-third of patients with bloating and gas or constipation improved between 50-75%, 50% (3 of 6) had 25-50% improvement and one had no response. Repeat GBT at the end of treatment normalized in 55% of hydrogen formers and 50% of methane producers. No adverse effects were observed.

Clostridium difficile-associated diarrhea

Herbert DuPont, M.D., St. Luke’s Hospital; School of Public Health, University of Texas, Houston, TX, et al. investigated the efficacy of antimicrobial treatment in Clostridium difficile infection in patients with Ileal Pouch-anal Anastomosis (IPAA). Six ulcerative colits patients with IPAA (3 refractory pouchitis, 2 Crohn’s disease, 1 irritable pouch syndrome) received tinidazole plus XIFAXAN or ciprofloxacin for 2-4 weeks. Five patients went into clinical and endoscopic remission corresponding to disappearance of C. difficile.

Crohn’s Disease

Asher Kornbluth, M.D., The Mt. Sinai Medical Center, New York, NY, et al. investigated the efficacy and tolerability of XIFAXAN in treating mild-moderate Crohn’s disease unresponsive to multiple medical therapies. Sixty patients (mean age 39 years, mean disease duration 13.4 years) were treated with open label XIFAXAN and assessed by 4 weeks using the Present-Korelitz score. XIFAXAN was dosed at 200 mg TID in 10 patients, 400 mg BID in 46 patients and 400 mg TID in 4 patients. Twenty-seven (45%) had isolated small bowel disease, 23 (38%) had ileocolitis and 10 (17%) had isolated colonic involvement. The overall response rate was 55%. Response varied by disease location: 48% with ileitis improved, 61% with ileocolitis improved and 60% of colitis patients improved. Drug-related adverse events occurred in 4 patients.

Rectal Ulcer

Ellen Scherl, M.D., Weill Medical College of Cornell, New York, NY, et al. evaluated the treatment of an unresponsive solitary rectal ulcer with XIFAXAN 400 mg BID in one patient. After four months of therapy, colonoscopy showed significant healing with only a residual 1-2 cm rectal ulcer.

Campylobacter jejuni Gastrointestinal Infection

Mark Pimentel, M.D., Cedars-Sinai Medical Center, Los Angeles, CA, et al., in an attempt to develop an animal model of post-infectious IBS, investigated if toxin-related effects of acute Camplylobacter jejuni infection produce altered bowel function and bacterial overgrowth in an animal model. Thirty rats were challenged with C. jejuni via oral gavage and euthanized three months after clearance of infection. Segments of colon were harvested and luminal bacteria counts were measured. Ninety-seven percent of rats were negative for pathogen two weeks after infection; 57% had altered stool consistency three months after infection and 27% had bacterial overgrowth.

VISICOL

Charles Barish, M.D., Wake Research Associates, Raleigh, NC, et al., evaluated signs of dehydration with two common classes of bowel purgatives, sodium phosphate tablets and 4-liter PEG solution. Patients scheduled for colonoscopy received either NuLYTELY 4-L PEG solution (n=432) or VISICOL Tablets (n=427) for bowel preparation. Weight, postural changes in blood pressure and pulse rate and adverse events were recorded prior to colonoscopy and 48 and 72 hours postcolonoscopy. On the day of colonoscopy, weight loss was observed in both treatment groups (2.1 lb and 2.4 lb reduction in VISICOL and NuLYTELY patients, respectively). Similar percentage (</=5%) of patients in both groups experienced lightheadedness/dizziness or headache. As expected, patients taking VISICOL experienced a transient increase in serum phosphate levels that resolved within 48 to 72 hours postcolonoscopy.

MOVIPREP

David Kastenberg, M.D., Jefferson Medical College, Philadelphia, PA, et al. reviewed a random sample of 100 (50 per group) colonoscopy videos taken during a German, multicenter, investigator-blinded study comparing the tolerability and efficacy of two PEG electrolyte lavage solutions: 2-liter (2L) MOVIPREP and 4-liter (4L) Klean-Prep. The bowel preparations were administered to 359 patients in two equally split doses (afternoon or evening of day before procedure and morning of procedure) prior to colonoscopy. A validated 4-point scoring system was used to assess the overall quality of colon cleansing. Fifty colonoscopy videos, selected randomly from each treatment arm, were reviewed by a blinded investigator. Overall colon cleansing was graded as “excellent”, “good”, “fair”, or “inadequate” based upon stool in the colon and suctioning required to see >90% of mucosa. Overall colon cleansing was rated “excellent” or “good” for 88% and 96% of patients receiving 2L and 4L solutions, respectively.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team. Salix markets Colazal® (balsalazide disodium) Capsules 750 mg, Xifaxan® (rifaximin) tablets 200 mg, Visicol® Tablets (sodium phosphate monobasic monohydrate, USP, sodium phosphate dibasic anhydrous, USP), OsmoPrep™ Tablets (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP), Azasan® (azathioprine 75mg and 100mg tablets, USP), Anusol-HC® 2.5% (hydrocortisone Cream USP), Anusol-HC® 25 mg Suppository (Hydrocortisone Acetate), Proctocort® Cream (Hydrocortisone Cream USP) 1% and Proctocort® Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg). In August 2006, the FDA approved MoviPrep® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution) for bowel cleansing prior to colonoscopy, and we intend to launch the product in mid-fourth quarter 2006. Balsalazide tablets, Granulated Mesalamine, Sanvar® IR (600 ug vials vapreotide acetate powder) and Xifaxan for additional indications are under development.

XIFAXAN® (rifaximin) tablets 200 mg are indicated for the treatment of patients (>12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

COLAZAL® (balsalazide disodium) Capsules 750 mg, is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo.

OSMOPREP™ Tablets (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) are indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. Considerable caution should be advised before OsmoPrep Tablets are used in patients with severe renal insufficiency, congestive heart failure, ascites, unstable angina, gastric retention, ileus, acute obstruction or pseudo-obstruction of the bowel, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon, gastric bypass or stapling surgery, or hypomotility syndrome. Use with caution in patients with impaired renal function, patients with a history of acute phosphate nephropathy, known or suspected electrolyte disturbances (such as dehydration), or people taking drugs that affect electrolyte levels. Patients with electrolyte abnormalities such as hypernatremia, hyperphosphatemia, hypokalemia, or hypocalcemia should have their electrolytes corrected before treatment with OsmoPrep Tablets.

VISICOL® Tablets (sodium phosphate monobasic monohydrate, USP, sodium phosphate dibasic anhydrous, USP) are indicated for cleansing of the bowel as a preparation for colonoscopy, in adults 18 years of age or older. VISICOL® Tablets are the only FDA approved tablets available to adults for bowel preparation prior to colonoscopy. VISICOL Tablets are virtually taste-free, can be taken with any clear liquid such as water, lemonade or ginger ale, and have been proven to be associated with significantly less nausea, vomiting and bloating than the leading, currently-available, prescribed class of liquid bowel preparations. VISICOL Tablets are not to be used in patients with congestive heart failure, ascites, unstable angina pectoris, gastric retention, ileus or acute obstruction or pseudo-obstruction, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon or hypomotility syndrome. Use with caution in patients with impaired renal function, pre-existing electrolyte disturbances, or people taking drugs that affect electrolyte levels.

MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution) is indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. MOVIPREP® should be used with caution in patients using concomitant medications that increase the risk of electrolyte abnormalities [such as diuretics or angiotensin converting enzyme (ACE)-inhibitors] or in patients with known or suspected hyponatremia. MOVIPREP® should also be used with caution in patients with severe ulcerative colitis, ileus, gastrointestinal obstruction or perforation, gastric retention, toxic colitis, or toxic megacolon. In clinical trials, abdominal distension, anal discomfort, thirst, nausea and abdominal pain were some of the most common adverse reactions to MOVIPREP® administration. Vomiting occurred less frequently.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, competition, intellectual property risks, market acceptance for approved products, management of rapid growth and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.